The Bancorp to Sell $400 million HSA Portfolio to HealthEquity

WILMINGTON, Del. and DRAPER, Utah—October 23, 2015— The Bancorp, Inc. (NASDAQ:TBBK) and HealthEquity, Inc. (NASDAQ:HQY), today announced the sale of a majority of The Bancorp’s Health Savings Account (HSA) portfolio to HealthEquity for $34.4 million. The transaction, which includes approximately 170,000 accounts totaling more than $400 million in deposits, allows both companies to focus on growth within their respective areas of expertise and provide an optimal experience for account holders.

“As The Bancorp deploys its previously-announced strategic plan to exit from $900 million of certain deposit relationships, we are confident knowing that our HSA clients and customers will be entrusted to an outstanding organization and service team,” said Frank M. Mastrangelo, The Bancorp CEO.

HealthEquity, known for its industry-leading technology, focus on HSA education and commitment to delivering remarkable service to members every hour of every day, is one of the nation’s leading HSA custodians, currently managing more than 1.5 million HSAs, with deposits over $2.6 billion. “We aim to delight The Bancorp’s HSA account holders as they transition to HealthEquity membership,” stated HealthEquity’s President and CEO, Jon Kessler. “Employers, health plans and other Bancorp HSA partners should also draw confidence from HealthEquity’s experience with transitions of this type.”

While exiting from the majority of its HSA portfolio, The Bancorp will continue its partnerships with non-bank financial service companies in the healthcare sector, including HealthEquity. The Bancorp intends to maintain and grow its card-issuing services for pre-tax benefit programs. Along with today’s transaction, The Bancorp and HealthEquity announced an extension of their longstanding card issuance partnership through June 2019.

About The Bancorp, Inc.
With operations in the US and Europe, The Bancorp (NASDAQ:TBBK) is dedicated to serving the unique needs of non-bank financial service companies, ranging from entrepreneurial start-ups to those on the Fortune 500. The Bancorp Bank, one of its financial institutions, has been repeatedly recognized in the payments industry as the Top Issuer of Prepaid Cards (US), a top merchant sponsor bank, and a top ACH originator. Specialized lending distinctions include National Preferred SBA Lender, a leading provider of securities-backed lines of credit, and one of the few bank-owned commercial leasing groups in the nation. thebancorp.com
About HealthEquity, Inc.
Founded in 2002, HealthEquity is one of the nation’s oldest and largest dedicated health savings custodians. The company’s innovative technology platform and tax-advantaged accounts help members build health savings, while controlling health care costs. HealthEquity services more than 1.5 million health savings accounts for 70 health plan partners and employees at approximately 27,000 companies across the United States.

Company Contacts:
The Bancorp, Inc.
Andres Viroslav
The Bancorp, Inc.
215-861-7990
aviroslav@thebancorp.com
HealthEquity, Inc.
Cody Dingus
Vice President of Marketing
801-633-5466
cdingus@healthequity.com